EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 16, 2009
PAYCHEX, INC. REPORTS SECOND QUARTER RESULTS
December 16, 2009
SECOND QUARTER FISCAL 2010 HIGHLIGHTS
•	Total service revenue decreased 4% to $483.0 million.

•	Total revenue was $496.6 million.

•	Operating income decreased 9% to $193.1 million, as interest on funds held for clients decreased 31%.

•	Operating income excluding interest on funds held for clients decreased 7% to $179.5 million.

•	Net income and diluted earnings per share decreased 10% to $125.8 million and $0.35 per share, respectively.
     ROCHESTER, NY, December 16, 2009 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $496.6 million for the three months ended November 30, 2009 (the “second quarter”), a 5% decrease from the same period last year. Net income and diluted earnings per share decreased 10% to $125.8 million and $0.35 per share, respectively.
     “Our financial results for the second quarter were in line with our expectations, and our guidance for the full year fiscal 2010 remains unchanged. The economic environment has continued to influence our results causing unfavorable year-over-year comparisons. On a positive note, our key indicators have been stable for the second quarter in a row,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “We continue to provide excellent customer service, invest in our business while remaining cost conscious, and are positioned to capitalize on our opportunities as the economy recovers,” added Mr. Judge.
     Payroll service revenue decreased 7% to $350.8 million for the second quarter from the same period last year as the impact of the weakened economic environment negatively impacted our client base and check volume. Our checks per client decreased 3.7% for the second quarter compared to the same period last year, an improvement from the 5.0% year-over-year decline for the three months ended August 31, 2009 (the “first quarter”). Our client base has been adversely impacted by weak new business starts.
     Human Resource Services revenue increased 3% to $132.2 million for the second quarter from the same period last year. The following factors contributed to Human Resource Services revenue growth:

As of:	November 30,	%	November 30,	%
$ in billions	2009	Change	2008	Change

Comprehensive human resource outsourcing services client employees served	468,000	5%	445,000	11%
Comprehensive human resource outsourcing services clients	19,000	8%	17,000	15%
Workers’ compensation insurance clients	78,000	5%	75,000	11%
Retirement services clients	50,000	(1%)	50,000	10%
Asset value of retirement services client employees’ funds	$10.3	43%	$7.2	(22%)

     In addition, Human Resource Services revenue for the second quarter was positively impacted by a 54% increase in health and benefits services revenue and favorability in PEO net service revenue from fluctuations in workers’ compensation claims.
     Offsetting some of this revenue growth has been the impact from weak economic conditions. The most significant impacts have been to retirement services and comprehensive human resource outsourcing services. The asset value of retirement services client employees’ funds has increased 43% from the same period last year to $10.3 billion as of November 30, 2009, as a result of recovery in the financial markets. The positive impact of the market recovery on second quarter revenue was offset by retirement services client employees shifting the mix of assets invested to funds earning lower fees. Also, retirement services revenue growth was impacted by $3.4 million for billings in the second quarter of fiscal 2009 related to statutory required restatements of clients’ retirement plans which are not expected to recur for approximately six years.

     During the second quarter, we sold Stromberg time and attendance, an immaterial component of Paychex. Human Resource Services revenue growth excluding Stromberg revenue and retirement plan restatement billings would have been 2% for the first quarter, 9% for the second quarter, and 5% for the six months ended November 30, 2009.
     Total expenses decreased 3% to $303.5 million for the second quarter compared to the same period last year. This decline was primarily due to overall cost control measures and lower headcount, offset slightly by costs related to continued investment in our sales force for key areas, customer service, and technological infrastructure.
     For the second quarter, our operating income was $193.1 million, a decrease of 9% from the same period last year. Operating income excluding interest on funds held for clients (see Note 1 on page 3 for further description of this non-GAAP measure) decreased 7% to $179.5 million for the second quarter as compared to $192.1 million for the same period last year.

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2009	2008	% Change	2009	2008	% Change

Operating income	$193.1	$211.9	(9%)	$382.9	$433.5	(12%)
Excluding interest on funds held for clients	(13.6)	(19.8)	(31%)	(27.3)	(44.0)	(38%)

Operating income excluding interest on funds held for clients	$179.5	$192.1	(7%)	$355.6	$389.5	(9%)

     For the second quarter, interest on funds held for clients decreased 31% to $13.6 million due to lower average interest rates earned and lower average investment balances. Average investment balances for funds held for clients decreased 10% for the second quarter compared to the prior year period. This decline was a result of overall economic factors, which have negatively impacted our client base, and the impact of the American Recovery and Reinvestment Act of 2009 (the “2009 economic stimulus package”) generating lower tax withholdings for client employees. Investment income decreased 41% to $1.1 million for the second quarter due to lower average interest rates earned, offset somewhat by higher average investment balances resulting from investment of cash generated from operations.
     Average investment balances and interest rates are summarized below:

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2009	2008	% Change	2009	2008	% Change

Average investment balances:
Funds held for clients	$2,790.8	$3,088.3	(10%)	$2,849.0	$3,154.2	(10%)
Corporate investments	$627.1	$510.2	23%	$622.8	$497.3	25%

Average interest rates earned (exclusive of net realized gains):

Funds held for clients	1.8%	2.5%		1.8%	2.7%
Corporate investments	0.9%	1.6%		0.8%	2.1%

Net realized gains:
Funds held for clients	$0.7	$0.4		$1.0	$0.7
Corporate investments	$—	$—		$—	$—

     We continue to follow our investment strategy of maximizing liquidity and protecting principal. With the turmoil in the financial markets, this has translated to significantly lower yields on high quality instruments, impacting our income earned on our funds held for clients and corporate investments. We invest primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We limit the amounts that can be invested in any single issuer. All the investments we held as of November 30, 2009 are traded in active markets. During the past year, our primary short-term investment vehicle has been United States (“U.S.”) agency discount notes. We have seen gradual improvements in liquidity in certain money market sectors, and during the second quarter we began to invest in select A-1/P-1-rated variable rate demand notes.

     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $78.8 million as of November 30, 2009, compared with a net unrealized gain of $66.7 million as of May 31, 2009. During the six months ended November 30, 2009, the net unrealized gain on our investment portfolios ranged from $55.1 million to $78.8 million. The net unrealized gain on our investment portfolios was approximately $79.2 million as of December 11, 2009.
YEAR-TO-DATE FISCAL 2010 HIGHLIGHTS
     The highlights for the six months ended November 30, 2009 are as follows:
•	Payroll service revenue decreased 7% to $705.2 million.

•	Human Resource Services revenue increased 2% to $264.3 million.

•	Total revenue decreased 6% to $996.8 million.

•	Combined interest on funds held for clients and investment income, net decreased $19.7 million, or 40%.

•	Operating income decreased 12% to $382.9 million, and operating income excluding interest on funds held for clients decreased 9% to $355.6 million.

•	Net income and diluted earnings per share decreased 14% to $249.5 million and $0.69 per share, respectively.

•	Cash flow from operations was $279.2 million.
OUTLOOK
     Our outlook for the fiscal year ending May 31, 2010 (“fiscal 2010”) remains unchanged from the guidance provided at the end of the first quarter. This guidance reflects the impact of current economic and financial conditions, and assumes these conditions will continue through the remainder of the fiscal year. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates.
     Projected changes in revenue and net income for fiscal 2010 are as follows:

	Low		High
Payroll service revenue	(7%)	—	(5%)
Human Resource Services revenue	3%	—	6%
Total service revenue	(5%)	—	(2%)
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	(5%)	—	(2%)
Investment income, net	(35%)	—	(30%)
Net income	(12%)	—	(10%)
     Operating income excluding interest on funds held for clients as a percentage of service revenue is expected to range from 34% to 35% for fiscal 2010. The effective income tax rate is expected to approximate 35% throughout fiscal 2010. The higher tax rate in fiscal 2010 is driven by higher state income tax rates resulting from state legislative changes.
     Interest on funds held for clients and investment income for fiscal 2010 are expected to be impacted by interest rate volatility, and comparisons to prior year are expected to improve in the second half of fiscal 2010. Interest on funds held for clients will be further impacted by a projected 8% decline in average invested balances for fiscal 2010 compared to the prior year. This decline is the result of overall economic factors, which have negatively impacted our client base, and the 2009 economic stimulus package generating lower tax withholdings for client employees.
Note 1: In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income excluding interest on funds held for clients, which is a non-GAAP measure. We believe operating income excluding interest on funds held for clients is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. Operating income excluding interest on funds held for clients is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q
     Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 17, 2009 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 554,000 payroll clients nationwide as of May 31, 2009. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:
•	general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•	changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possible failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2009	2008	% Change	2009	2008	% Change

Revenue:
Payroll service revenue	$350,817	$376,090	(7%)	$705,238	$754,548	(7%)
Human Resource Services revenue	132,207	128,293	3%	264,277	259,702	2%

Total service revenue	483,024	504,383	(4%)	969,515	1,014,250	(4%)
Interest on funds held for clients (1)	13,552	19,777	(31%)	27,275	43,995	(38%)

Total revenue	496,576	524,160	(5%)	996,790	1,058,245	(6%)

Expenses:
Operating expenses	162,648	170,675	(5%)	325,994	339,143	(4%)
Selling, general and administrative expenses	140,863	141,585	(1%)	287,864	285,617	1%

Total expenses	303,511	312,260	(3%)	613,858	624,760	(2%)

Operating income	193,065	211,900	(9%)	382,932	433,485	(12%)

Investment income, net (1)	1,147	1,932	(41%)	2,052	4,983	(59%)

Income before income taxes	194,212	213,832	(9%)	384,984	438,468	(12%)

Income taxes	68,362	73,590	(7%)	135,514	149,517	(9%)

Net income	$125,850	$140,242	(10%)	$249,470	$288,951	(14%)

Basic earnings per share	$0.35	$0.39	(10%)	$0.69	$0.80	(14%)

Diluted earnings per share	$0.35	$0.39	(10%)	$0.69	$0.80	(14%)

Weighted-average common shares outstanding	361,392	360,812		361,288	360,710

Weighted-average common shares outstanding, assuming dilution	361,692	360,977		361,515	360,998

Cash dividends per common share	$0.31	$0.31	—	$0.62	$0.62	—

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	November 30,	May 31,
	2009	2009

ASSETS
Cash and cash equivalents	$225,304	$472,769
Corporate investments	62,011	19,710
Interest receivable	29,107	27,722
Accounts receivable, net of allowance for doubtful accounts	221,711	177,958
Deferred income taxes	—	10,180
Prepaid income taxes	—	2,198
Prepaid expenses and other current assets	27,958	27,913

Current assets before funds held for clients	566,091	738,450
Funds held for clients	2,996,115	3,501,376

Total current assets	3,562,206	4,239,826
Long-term corporate investments	317,430	82,234
Property and equipment, net of accumulated depreciation	262,024	274,530
Intangible assets, net of accumulated amortization	71,478	76,641
Goodwill	421,559	433,316
Deferred income taxes	18,488	16,487
Other long-term assets	3,947	4,381

Total assets	$4,657,132	$5,127,415

LIABILITIES
Accounts payable	$36,494	$37,334
Accrued compensation and related items	136,777	135,064
Deferred revenue	2,516	9,542
Accrued income taxes	1,739	—
Deferred income taxes	23,683	17,159
Litigation reserve	20,396	20,411
Other current liabilities	42,138	44,704

Current liabilities before client fund obligations	263,743	264,214
Client fund obligations	2,922,986	3,437,679

Total current liabilities	3,186,729	3,701,893
Accrued income taxes	26,580	25,730
Deferred income taxes	7,743	12,773
Other long-term liabilities	43,890	45,541

Total liabilities	3,264,942	3,785,937

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600,000 shares;
Issued and outstanding: 361,407 shares as of November 30, 2009
and 360,976 shares as of May 31, 2009, respectively	3,614	3,610
Additional paid-in capital	485,853	466,427
Retained earnings	853,084	829,501
Accumulated other comprehensive income	49,639	41,940

Total stockholders’ equity	1,392,190	1,341,478

Total liabilities and stockholders’ equity	$4,657,132	$5,127,415

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the six months ended
	November 30,
	2009	2008

OPERATING ACTIVITIES
Net income	$249,470	$288,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	43,313	41,678
Amortization of premiums and discounts on available-for-sale securities	16,801	11,940
Stock-based compensation costs	13,310	13,942
Provision for deferred income taxes	4,263	13,089
Provision for allowance for doubtful accounts	1,958	1,084
Net realized gains on sales of available-for-sale securities	(1,014)	(705)
Changes in operating assets and liabilities:
Interest receivable	(1,385)	4,644
Accounts receivable	(44,641)	(35,836)
Prepaid expenses and other current assets	1,665	5,501
Accounts payable and other current liabilities	(1,422)	(18,712)
Net change in other assets and liabilities	(3,147)	2,809

Net cash provided by operating activities	279,171	328,385

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(756,826)	(16,284,599)
Proceeds from sales and maturities of available-for-sale securities	284,071	17,493,183
Net change in funds held for clients’ money market securities and other cash equivalents	697,664	(820,736)
Purchases of property and equipment	(23,091)	(39,207)
Proceeds from sale of business	13,050	—
Purchases of other assets	(9,168)	(13,445)

Net cash provided by investing activities	205,700	335,196

FINANCING ACTIVITIES
Net change in client fund obligations	(514,693)	(279,002)
Dividends paid	(224,234)	(223,840)
Proceeds from and excess tax benefit related to exercise of stock options	6,591	5,657

Net cash used in financing activities	(732,336)	(497,185)

(Decrease)/increase in cash and cash equivalents	(247,465)	166,396
Cash and cash equivalents, beginning of period	472,769	164,237

Cash and cash equivalents, end of period	$225,304	$330,633